Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

STAAR Surgical Company

Lake Forest, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 26, 2020, relating to the consolidated financial statements, the effectiveness of STAAR Surgical Company’s (“Company’s”) internal control over financial reporting, and schedule of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended January 3, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

May 6, 2020